Exhibit 10.1

MYSTAY ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the March 1, 2015

BETWEEN:

Select-TV USA Holdings, Inc., a corporation existing under the laws of Nevada (the "Purchaser");

-and-

MYSTAY INC., a corporation existing under the laws of Nevada (the "Vendor");

-and-

BROOKS PICKERING, a businessman residing in the state of Nevada ("Principal");

(collectively, the "Parties")

RECITALS

A. The Vendor carries on an interactive media and advertising company (the "Business").

B. The Purchaser wishes to purchase, and the Vendor wishes to sell, specific assets, property and undertaking of the Business on the terms and conditions herein contained.

The Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions.

In this Agreement and in the schedules, the following terms and expressions will have the following meanings:

(a)	"Agreement" means this asset purchase agreement and all instruments amending it; "hereof, "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; "Article", "Section" or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;

(b)	"Assumed Contracts" means any and all supply, sale, consulting and customer agreements or Contracts between the Vendor, VRN and their respective customers, including hotels and other clients listed in Schedule 1.1(b);

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"Assumed Liabilities" means (i) only the obligations to be performed after the MyStay Asset Acquisition Closing Date under the Assumed Contracts;

(c)	"Business" has the meaning ascribed thereto in the recitals to this Agreement;

(d)	"Claims" means all claims, litigation, liabilities, demands, costs, damages, expenses, losses, suits, orders, actions> causes of action, choses in action, right of recovery, right of set off, proceedings (governmental, administrative or otherwise), arbitration, judgments, reviews, inquiries> investigations, audits, obligations, liabilities and debts, including interest, penalties, fines, court costs and reasonable legal and other professional fees and disbursements and "Claim" shall have a similar meaning;

(e)	"Consent" means any required notice, consent, approval, authorization, waiver or order that is a condition to the lawful consummation of the Transactions, whether pursuant to a Contract or a Permit or otherwise;

(f)	"Contract" means any agreement, understanding, indenture, contract, lease, deed of trust> license, option, instrument or other commitment, whether written or oral;

(g)	"Effective Time" means 12:01 a.m. in New York, New York on the MyStay Asset Acquisition Closing Date;

(h)	"Encumbrances" means mortgages, charges, pledges, security interests, liens, hypothecs, prior claims, title retention agreements, rights of first refusal, encumbrances, actions, Claims, reservations, easements, rights of occupation or use, any matters capable of registration against title or otherwise affecting title, options, rights of pre-emption, privileges, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(i)	"Excluded Assets" means the Excluded Contracts, the Vendor's gaming business, cash on hand, and any accounts receivable related to the excluded contracts or gaming business

(j)	"Excluded Contracts" means all Contracts of the Vendor other than the Assumed Contracts;

(k)	"Excluded Liabilities" means, the liabilities related to the Excluded Assets and all of the liabilities of the Vendor other than the Assumed Liabilities, including any and all liability, debt or obligation of the Vendor, of whatsoever nature, kind or description, whether absolute, accrued, contingent or otherwise and whether arising prior or subsequent to the MyStay Asset Acquisition Closing Date, including the liabilities listed in Schedule 1.1(k);

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(l)	"GAAP" means the generally accepted accounting principles so described and promulgated by the Financial Accounting Standards Board which are applicable on the date on which any calculation is to be effective or at the date of any financial statements referred to herein, as the case may be;

(m)	"Governmental Authority" means any government, regulatory or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(n)	"Intellectual Property" means, individually and collectively, howsoever created and wherever located:

(i)	all domestic and foreign patents and applications thereof and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(ii)	all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing;

(iii)	all copyrights, copyright registrations and applications thereof, and all other rights corresponding thereto throughout the world;

(iv)	all trade names, domain names, corporate names, trade dress, logos, common law trade-marks, trade-mark registrations, including the names "MyStay" and "MyStay Inc.", and applications thereof;

(v)	all computer programs, applications (including for mobile devices) and software (both in source code and object code form) and any proprietary rights in those computer programs, applications and software, including documentation and other materials related thereto;

(vi)	all integrated circuit design, mask work, or topography registrations or applications thereof;

(vii)	other intellectual or industrial property whatsoever;

(viii)	all income, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including without limitation, damages and payments for past or future infringements or misappropriations thereof; and

(ix)	the intellectual property of VRN owned by the Vendor;

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(o)	"Jurisdictions of Operation" means the state of Nevada;

(p)	"Law" or "Laws" means all applicable laws (including the common law and principles of equity), statutes, regulations, treaties, rules, ordinances, by-laws, decrees, codes, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines, standards, policies or directives of any Governmental Authority;

(q)	"Material Adverse Change" means any change, effect, event or occurrence that individually or when taken together with all other changes, effects, events or occurrences that have occurred during any relevant period of time before the determination of the occurrence of that change, effect, event or occurrence is or is reasonably likely to be materially adverse to the business, affairs, prospects, operations, condition (financial or otherwise), assets or liabilities or results of operations of the Business or that otherwise materially adversely affects the ability of the Purchaser to conduct the Business after the MyStay Asset Acquisition Closing Date substantially as the Business has been conducted up to such date; and references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a "Material Adverse Change" has occurred;

(r)	"MyStay Asset Acquisition Closing Date" means February 23, 2015;

(s)	"Parties" means the Vendor, the Purchaser, the Principals and any other person that may become a party to this Agreement, and Party means any one of them;

(t)	"Permit" means a license, permit, approval, consent, certificate, certification, registration, or authorization (including without limitation those made or issued by a Governmental Authority, a standards agency or otherwise);

(u)	"Person" includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, Governmental Authority and any other form of entity or organization;

(v)	"Purchased Assets" means:

(i)	all of the property and assets used in connection with or otherwise relating to the Business (other than the Excluded Assets) as a going concern, whether real or personal, tangible or intangible, of every kind and description and, wheresoever situated;

(ii)	Vendor's and Principal's hospitality business plans, financial models, hospitality market strategies, advertising market strategies, sales strategies and systems, market research, customer lists, strategic relationships, hospitality sector experience, technology sector experience, integration sector experience, management experience and personnel contacts;

(iii)	VRN Assets

(iv)	all of the Vendor's rights and interest in the assets or entities listed in the acquisition matrix set forth in Schedule l.l(v)(iv) including with respect to any letters of intent, agreement or commitment, deposits; and

(v)	the assets listed in Schedule 1.1(v), as well as all warranties relating thereto;

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(w)	"Purchase Price" has the meaning ascribed in Section 3.1;

(x)	"Records" means all technical, business and financial records relating to the Business, including, without limitation, product lists, product specifications, customer lists, sales and revenues details, expenses details, supplier lists, costs of goods and materials, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form);

(y)	"Shares" means common shares in the capital of Select-TV Solutions, Inc., a Nevada Corporation currently trading on the OTCQB under the symbol SELT;

(z)	''Tax" and "Taxes" means any or all United States federal, State, local or foreign income, gross receipts, immovable property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, immovable property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed;

(aa)	"Transactions" means the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement;

(bb)	"VRN" means Video River Networks LLC; and

"VRN Assets" means all customer and vendor contracts, hardware, software, firmware and other technologies, inventions, source code, drawing and all other items necessary to fulfill VRN customer purchase orders for its 3000 and 6000 series set-top boxes, and all other assets included in the agreement between VRN and MyStay.

1.2	General.

(a)	Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in United States of America currency.

(b)	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada and the federal laws applicable therein.

(c)	Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

(d)	The preamble hereof and the schedules attached hereto form an integral part of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchased Assets.

The Vendor hereby sells, assigns and transfers to the Purchaser, and the Purchaser hereby purchases from the Vendor, all rights, title and interest in the Purchased Assets, effective as of the Effective Time on the MyStay Asset Acquisition Closing Date.

2.2	Liabilities.

Except for the Assumed Liabilities, the Purchaser shall not assume any debts, liabilities or obligations of the Vendor and the Vendor shall remain liable for all of the Excluded Liabilities.

2.3	Employment of Principal.

Purchaser agrees to hire Principal under the terms of the contract attached hereto as Schedule 2.3. Principal will be allowed to remain as an employee of the (to be renamed) Vendor, so long as Vendor does not compete with Purchaser in the non-gaming hospitality marketplace and so long as such employment does not restrict the Principal's ability to perform his full duties under the contracts with Purchaser.

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ARTICLE 3

PURCHASE PRICE AND TAXES

3.1	Purchase Price.

(1) Subject to the terms and conditions of this Agreement, the aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the Vendor for the Purchased Assets is:

(a)	$400,000 cash ("Cash Portion");

(b)	9,500,000 Shares; plus

(c)	the assumption of the Assumed Liabilities.

The Purchaser and the Vendor shall allocate the Purchase Price and any adjustments to the Purchase Price among the Purchased Assets and shall report the purchase and sale of the Purchased Assets for all Tax purposes in a manner consistent with that allocation. If any Governmental Authority does not agree with that allocation, the Purchaser and the Vendor shall use their best efforts (which is not to be construed as requiring the Purchaser or the Vendor to commence or participate in any litigation or administrative process challenging the determination of any Governmental Authority) to agree on a different allocation acceptable to that Governmental Authority, and the Purchaser and the Vendor shall amend the original allocation and the relevant Tax Returns accordingly. For the purposes hereof, the Shares are issued on the basis of a valuation of $.10 per Share.

3.2	Payment of Purchase Price.

(1) The Vendor acknowledges having received the following payments of a portion of the Cash Purchase Price in the following installments on the following dates:

(a)	$50,000 in November, 2014

(b)	$60,000 on December 12, 2014

(c)	$100,000 on January 15,2015

(d)	$40,000 on January 30, 2015

(2) On the MyStay Asset Acquisition Closing Date, the Purchaser shall assume the Assumed Liabilities.

3.3	Taxes.

The Vendor hereby represents and warrants that the Purchased Assets represent substantially all of the assets relating to the Business, therefore, the Vendor and the Purchaser hereby agree to timely jointly execute and file an election, in the prescribed form in the Jurisdictions of Operation which apply to the sale and purchase of the Purchased Assets hereunder so that no tax is payable in respect of such sale and purchase under any provision of applicable law applicable to the Transactions in the Jurisdictions of Operation.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Vendor and the Principal.

The Vendor and Principal hereby jointly and severally makes the following representations and warranties to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1) Incorporation and Organization. The Vendor is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada. The Vendor has the corporate power and authority to own or lease its property and to carry on the Business as now being conducted by it. The Vendor is duly qualified, licensed or registered to carry on business and is in good standing in the Jurisdictions of Operation. The Jurisdictions of Operation include all jurisdictions in which the nature of the Business or the property owned or leased by the Vendor in respect of the Business makes such qualification necessary or where the Vendor owns or leases any properties or assets or conducts any business.

(2) Options. Except for the Purchaser's right in this Agreement, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or Contract or any right or privilege (whether by-law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other agreement or Contract for the purchase from the Vendor of any of the Purchased Assets.

(3)	Validity of Agreement.

(a)	The Vendor has all necessary corporate power to own the Purchased Assets and to enter into and perform its obligations under this Agreement, and the Vendor has all necessary corporate power to enter into and perform its obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)	The Vendor's execution and delivery of, and performance of its obligations under, this Agreement and the other agreements or instruments to be delivered or given by it pursuant to this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Vendor.

(c)	This Agreement and any other agreements entered into pursuant to this Agreement to which any of the Vendor or the Principals is a party have been duly executed by the Vendor and the Principals and constitute legal, valid and binding obligations of each of the Vendor and the Principals party thereto enforceable against each of them in accordance with their respective terms.

(d)	The Vendor is not an insolvent Person within the meaning of any bankruptcy and insolvency laws, and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Vendor or any of its undertakings, property or assets (including the Purchased Assets) and no execution or distress has been levied on any of its undertakings, property or assets (including the Purchased Assets), nor have any proceedings been commenced in connection with any of the foregoing.

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(4) No Violation. The execution and delivery of this Agreement and the other agreements entered into pursuant to this Agreement by the Vendor and the Principals, the consummation of the Transactions and the fulfillment by the Vendor and the Principals of the terms, conditions and provisions hereof and thereof will not (with or without the giving of notice or lapse of time, or both):

(a)	contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Vendor in respect of the Business under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, award, injunction or decree of any Governmental Authority having jurisdiction over any of the Vendor or Principal or any of their direct or indirect shareholders or beneficiaries;

(iii)	the articles, by-laws or any resolutions or any shareholders' agreement of the Vendor or the Principals or any of their direct or indirect shareholders or beneficiaries;

(iv)	any Permit held by the Vendor or necessary to the ownership of the Purchased Assets or the operation of the Business; or

(v)	the provisions of any Contract, including the Assumed Contracts, to which the Vendor or Principal or any of their direct or indirect shareholders or beneficiaries is a party or by which it is, or any of its properties or assets are, bound subject to obtaining the Consents listed in Schedule 4.1(4), which have already been obtained and delivered to the Purchaser; or

(b)	result in the creation or imposition of any Encumbrance on any of the Purchased Assets;

(c)	result in the requirement on the part of the Vendor or Principal or any of their direct or indirect shareholders or beneficiaries to make any filing, give any notice to or obtain any Consent.

(5)	Permits. No permits are required to operate the Vendor's Business.

(6)	Intellectual Property.

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(a)	The Intellectual Property comprises all trademarks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property necessary to conduct the Business. The Vendor has the right and authority to use, and the Purchaser will be entitled to continue to use after the MyStay Asset Acquisition Closing Date, the Intellectual Property in connection with the conduct of the Business in the manner presently conducted by Vendor.

(b)	For the Intellectual Property which is not owned by the Vendor and which is used in the conduct of the Business by the Vendor, that Intellectual Property is used by the Vendor with the consent of or license from the rightful owners thereof, all those consents and licenses relating to the Intellectual Property are in good standing, binding and enforceable in accordance with their respective terms and no default exists on the part of the Vendor thereunder.

(c)	The Vendor is the legal and beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property.

(d)	All of the Intellectual Property that has been developed or created by Employees, or pursuant to Contracts with consultants or contractors, has been assigned to the Vendor in writing or in such other enforceable manner and can be further assigned by the Vendor to the Purchaser without consent.

(e)	None of the Vendor and the Shareholders have any knowledge of any infringement or breach of any industrial or intellectual property rights of any other Person by the Vendor, have not received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes on or breaches any industrial or intellectual property rights of any other Person and have any knowledge of any infringement or violation of any of their rights or the rights of the Vendor in the Intellectual Property. The Vendor has maintained or caused to be maintained the rights to any of the registered Intellectual Property in full force and effect.

(f)	No royalty or other fee is required to be paid by the Vendor to any other Person in respect of the use of any of the Intellectual Property and there are no restrictions on the ability of the Vendor or any successor to, or assignee from, the Vendor to use and exploit all rights in the Intellectual Property.

(7) Compliance with Laws. The Vendor has complied, and the Business is now being conducted in compliance with all Laws applicable to the Vendor, the Business or the Purchased Assets (including those relating to Taxes, Intellectual Property, privacy, protection of personal information, employment, workers compensation, labor and environment).

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(8) Conduct of Business in Ordinary Course. Since the last two years, the Business has been carried on in the ordinary course consistent with a start-up operation. The Purchased Assets are sufficient to carry on the Business at the MyStay Asset Acquisition Closing Date as carried on prior to such date and are the only assets used in carrying the Business at the MyStay Asset Acquisition Closing Date as carried during the 2 years prior to the date hereof. Except for the items marked with an asterisk (*) in Schedule 1.1(i), the Purchased Assets are all of the assets used by the Vendor in connection with the Business.

(9) Condition of Assets. All tangible personal property included in the Purchased Assets is being sold "as-is, where-is" with no warranty.

(10) Title to Personal and Other Property. All of the Purchased Assets are owned by the Vendor as the legal and beneficial owner with a good and marketable title, free and clear of all Encumbrances and no person has any right relating directly or indirectly to the Purchased Assets.

(11) Litigation. There are no Claims pending or threatened, by or against or affecting the Vendor or the Purchased Assets, at law or in equity, or before or by any Governmental Authority in respect of the Business. To the knowledge of the Vendor and the Principals, there are no grounds on which any such Claim might be commenced with any reasonable likelihood of success. There is not presently outstanding against the Vendor any judgment, injunction or other order of any Governmental Authority in respect of the Business.

(12) Restrictions on Business. Neither the Vendor, the Principal, the Business nor the Purchased Assets are subject to or encumbered by any non-competition, non-solicitation or other restrictive covenants or obligations that restrict the Business or would restrict any successor to or assignee of, the Vendor, or the acquirer of the Business or the Purchased Assets in any material way.

(13) Brokers. The Vendor has not engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendor.

(14) Labour and Employee Matters. All of the employees relating to the Business have been duly terminated and all amounts payable to them have been duly paid and each of them signed a full and final release to that effect.

(15) No Material Adverse Undisclosed Fact. There is no fact known to the Vendor which materially adversely affects or may materially adversely affect the Business, the Purchased Assets, prospects, operations or conditions (financial or otherwise) of the Business, or which should be disclosed to the Purchaser in order to make any of the warranties and representations herein not misleading and no state of facts is known . to the Vendor which materially adversely affects or may materially adversely affect the Business or would operate to prevent the Business from continuing to be carried on in the manner in which it is carried on at the date hereof. No representation or warranty of the Vendor contained in this Agreement, and no statement of information contained in any Schedule annexed hereto or in any certificate or other document furnished to the Purchaser pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein not false or misleading.

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4.2	Representations and Warranties of Purchaser.

As an inducement to Vendor and Principal to enter into this Agreement and to consummate there transactions, Purchaser represents, warrants and covenants to Seller as follows:

(1) Incorporation and Organization. The Purchaser is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada. The Purchaser has the requisite power and authority to enter into this Agreement and to perform the terms of this Agreement. The Purchaser is duly qualified, licensed or registered to carry on business and is in good standing in the Jurisdictions of Operation.

(2) Authority of Purchaser. Purchaser has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. This Agreement is, and each other agreement or instrument of Purchaser contemplated by it will be, the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except where such enforceability is limited by any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws or equitable principles affecting the enforcement of creditor's rights. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will conflict with or result in any violation of or constitute a default under any term of the certificate of incorporation or bylaws of Purchaser, or any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, award, law or regulation by which Purchaser is bound.

(3) Broker of Finder. Neither Purchaser nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.

(4) Litigation. There is no action, suit or proceeding pending or, to the knowledge of Purchaser threatened to which Purchaser is party that questions the legality or propriety of the transaction contemplated by this Agreement. Purchaser is not subject to any order, judgment or decree, or any other restriction, that is likely to prevent or hinder the transaction contemplated by this Agreement.

4.3	Survival of Representations and Warranties of the Parties.

The representations and warranties of the Parties contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the MyStay Asset Acquisition Closing Date and shall continue for the benefit of the opposing Party for a period of 12) months notwithstanding such MyStay Asset Acquisition Closing Date, nor any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, except that: the representations and warranties set out in Section 4.1(1) to and including 4.1(4) and Sections 4.1(7) and 4.1(13) to 4.1(14) shall survive the MyStay Asset Acquisition Closing Date and continue in full force and effect without limitation of time; and the representations and warranties relating to Tax matters shall survive the MyStay Asset Acquisition Closing Date and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment or other form of recognized document assessing liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to the Vendor, including any additional period resulting from the Vendor filing a waiver or other document extending such period prior to the MyStay Asset Acquisition Closing Date;

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ARTICLE 5

COVENANTS

5.1	Post-Closing Obligations.

Following the MyStay Asset Acquisition Closing Date, the Vendor and Principal agree that (i) it shall refrain from making any negative or derogatory statements concerning the Business (including the Business' products, services, customers, suppliers, employees and agents) or the Purchaser; (ii) it shall cooperate with the Purchaser in its efforts to continue and maintain for the benefit of the Purchaser those business relationships of the Vendor existing prior to the MyStay Asset Acquisition Closing Date and relating to the Business, including relationships with customers and suppliers, (iii) it shall satisfy the Excluded Liabilities in a manner that is not detrimental to the Business and the Purchaser, (iv) it shall promptly deliver to the Purchaser all payments that it receives to the extent that the payments pertain to the Business after the MyStay Asset Acquisition Closing Date, and (v) it shall and shall cause its affiliates and representatives to, keep confidential and not, directly or indirectly, divulge to anyone or use or otherwise appropriate for its own benefit, any confidential information or confidential documents of or relating to the Business, including this Agreement and the Purchased Assets.

ARTICLE 6

MYSTAY ASSET ACQUISITION CLOSING DATE DELIVERIES

6.1	Deliveries of the Vendor and the Principals.

(1) On the MyStay Asset Acquisition Closing Date, there shall have been delivered to the Purchaser the following:

(a)	the Purchased Assets in the condition described in Schedule 1.1;

(b)	a non-competition agreement to be entered between the Purchaser and the Vendor and the Principal, a copy of which is attached as Schedule 6.1 (b)

(c)	an employment agreement between the Purchaser and Principal, a copy of which is attached as Schedule 2.3;

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(d)	all necessary consents, approvals, exemptions, filings, notifications and Consents with, to or from Governmental Authorities and third parties, including those listed in Schedule 4.1(4), required to permit the change of ownership of the Purchased Assets contemplated hereby without resulting in the violation of or a default under or any termination, amendment or acceleration of any obligation under any license, Permit, lease, or Contract affecting the Business, the Purchased Assets, the Vendor or the Principals or otherwise adversely affecting the Business, the Purchased Assets, the Vendor or the Principals;

(e)	all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the Transactions, including the taking of all corporate proceedings by the Vendor required to effectively carry out the obligations of the Vendor pursuant to this Agreement; and

(f)	all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever.

(2) The Vendor shall, within 10 days from the MyStay Asset Acquisition Closing Date, change its name and the name of any of its associates or affiliates that include the word "MyStay" to a name that does not include that word. From and after the MyStay Asset Acquisition Closing Date, neither the Vendor nor any of its associates or affiliates shall use the word "MyStay".

ARTICLE 7

INDEMNIFICATION

7.1	Indemnification by the Vendor and Principal.

Subject to Section 4.2, the Vendor and Principal shall jointly and severally indemnify and save the Purchaser and its affiliates harmless for and from any loss, damages or deficiencies suffered by the Purchaser as a result of:

(1) any breach of representation, warranty or covenant on the part of the Vendor and Principal contained in this Agreement or in any agreement, certificate or document delivered pursuant to or contemplated by this Agreement;

(2) any breach or non-performance by the Vendor or Principal of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or document delivered pursuant to or contemplated by this Agreement;

(3) any Claim relating to the Excluded Assets or the Excluded Liabilities; and

(4) all Claims in respect of the foregoing.

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7.2	Indemnification by the Purchaser.

Purchaser agrees to indemnify Vendor, Principal and their affiliates, successors and assigns (collectively the "Vendor Parties") and hold the Vendor Parties harmless against any Loss that any of the Vendor Parties may suffer, sustain or become subject to, as the result of (i) any breach of any covenant or agreement of Buyer herein; (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement; (iii) any claims of any brokers or finders claiming by, through or under Buyer, (iv) the assertion against any of the Seller Parties of any liability or claim relating to any Assumed Liability, or (v) the operation of the Business on and after the MyStay Asset Acquisition Closing Date.

7.3	Rights of Set-Off.

The Purchaser may apply or keep any portion of the balance of the Purchase Price in respect thereof to satisfy any amounts payable or potentially payable to it by the Vendor or the Principals, including pursuant to this Article 7.

ARTICLE 8

GENERAL

8.1	Assignment.

The Vendor and Principal may not assign any of their rights or obligations under this Agreement.

8.2	Public Announcements.

Neither Purchaser nor Vendor will, without the approval of the other (which may not be unreasonably withheld), make any press release or other public announcement concerning these transactions, except as and to the extent that such party will be so obligated by law, in which case the other party will be advised and Purchaser and Seller will use their best efforts to cause a mutually agreeable release or announcement to be issued.

8.3	Expenses.

Unless otherwise provided, each of the Parties shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transactions.

8.4	Further Assurances.

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time after the MyStay Asset Acquisition Closing Date at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

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8.5	Entire Agreement.

This Agreement, including all schedules, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter of intent between the Parties.

8.6	Waiver, Amendment.

Except as expressly provided in this Agreement, no amendment of this Agreement shall be binding unless executed in writing by both Parties, and no waiver under this Agreement shall be binding unless executed in writing by the Party to be bound. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.7	Rights Cumulative.

The rights and remedies of the Parties are cumulative and not alternative.

8.8	Counterparts.

This Agreement may be executed in any number of counterparts, and/or by facsimile or e mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or PDF file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement.

8.9	Notices.

All notices or other communications required or permitted hereunder will be in writing and will be deemed given when delivered personally, by registered or certified mail, by legible facsimile transmission, electronic mail or by prepaid overnight courier addressed as follows:

If to Purchaser, to:

Select-TV Solutions, Inc.

1395 Brickell Avenue, Suite 800

Miami, FL 33131

Attention: Philippe Germain, Chairman of the Board

Email: pgermain@selectvsolutions.com

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If to Vendor or Principal, to:

MyStay, Inc,

9484 South Eastern Avenue

Suite 105-330

Las Vegas, NV 89123

Attention: Brooks Pickering, CEO

Email: brooks_pickering@yahoo.com

Notice will be deemed received the same day (when delivered personally, via electronic mail or by facsimile transmission), 5 days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight). Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

[signature page follows)

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IN WITNESS WHEREOF this Asset Purchase Agreement has been executed by the Parties.

SELECT-TV USA HOLDINGS, INC.

Per: /s/ Philippe Germain

        Name: Philippe Germain

        Title: CEO

MYSTAY INC.

Per: /s/ Brooks Pickering

        Name: Brooks Pickering

        Title: Chairman and CEO

/s/ Brooks Pickering

BROOKS PICKERING

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Schedule 1.1(b)

Assumed Contracts

•	All customer contracts

•	All letters of intent between the Vendor and prospective acquisitions.

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Schedule 1.1(k)

Excluded Liabilities

(a)	any Taxes payable or incurred relating to any period prior to the MyStay Asset Acquisition Closing Date or Taxes payable by the Vendor relating to the Transactions;

(b)	any Claims in connection directly or indirectly with any past, present or future employees of the Vendor (including all employee-related accruals, liabilities amounts payable or obligations, including in connection with any employee plan, incentive plans, salaries, bonuses, commissions, vacation accruals, banked overtime and statutory or benefits deductions, as well as any severance or termination costs and other amounts owed to employees, including with respect to loans or advances made by employees);

(c)	any loss, damages or deficiencies suffered by the Purchaser as a result of any Claim relating to its waiver of any applicable bulk sales legislation;

(d)	any account payable of the Vendor;

(e)	any existing Claim against the Vendor;

(f)	any liability or obligation under or relating to the Excluded Contracts or the Excluded Assets;

(g)	any liability or obligations under the Assumed Contracts for periods up to the Effective Time; and

(h)	any Claim relating to the operations of the Business up to the Effective Time and any cause of action that arose prior to the Effective Time (including any recall of products).

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Schedule 1.1(v)

Purchased Assets

Purchased Assets
Agreements - all rights, title and interest under the Assumed Contracts;
Equipment - all machinery, equipment, fixtures, furniture, furnishings, parts and other fixed assets used in connection with the operation of the Business;
Inventory - all inventories and supplies of every kind or nature related to the Business, including all finished goods, packaging and labeling materials, new and unused production and shipping supplies, work in process;
Computer Hardware and Software - all computer hardware and software, including all rights under licences and other agreements or instruments relating thereto;
Accounts Receivable - all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor related to the Business and the benefit of all security for such accounts, notes and debts;
Records - all Records (other than those required by law to be retained by the Vendor, copies of which have been provided to the Purchaser);
Goodwill- all goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and the right to use any words indicating that the Business is so carried on; and
Intellectual Property - all of the Vendor's Intellectual Property, except for the Intellectual Property related to the Excluded Assets.

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Schedule 1.1(v)(iv)

Acquisition Matrix

See attached.

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Schedule 2.3

Employees - Employment Agreement

See attached.

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Schedule 6.1(b)

Non-Competition Agreement

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